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                                                                    Exhibit 99.1

(CENTRAL PARKING CORPORATION LOGO)                                          NEWS


      2401 21st Avenue South, Suite 200, Nashville, TN 37212 (615) 297-4255
                              Fax: (615) 297-6240


FOR IMMEDIATE RELEASE
---------------------

Contact:    Monroe J. Carell, Jr.
            Chairman and
            Chief Executive Officer
            (615) 297-4255



                      CENTRAL PARKING CORPORATION ANNOUNCES
                        PRELIMINARY THIRD QUARTER RESULTS

NASHVILLE, TENN. (JULY 21, 2003) -- Central Parking Corporation (NYSE: CPC) today announced that the Company expects to report a net loss for the third quarter ended June 30, 2003 due primarily to severance and property-related losses.

        Monroe J. Carell, Jr., who resumed the position of Chairman and Chief Executive Officer ten weeks ago, indicated that excluding these charges, the Company was profitable for the quarter. Final results for the third quarter and nine months will be released as scheduled in early August.

        Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading global provider of parking and transportation management services. The Company operates approximately 3,900 parking facilities containing more than 1.6 million spaces at locations in 39 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Mexico, Chile, Peru, Colombia, Venezuela, Germany, Switzerland, Poland, Spain and Greece.

         This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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